EXHIBIT 99.1

AMERICAN ACHIEVEMENT GROUP HOLDING CORP., AAC GROUP HOLDING CORP. AND AMERICAN ACHIEVEMENT CORPORATION ANNOUNCE THE TERMINATION OF THE PREVIOUSLY ANNOUNCED TENDER OFFER FOR THEIR RESPECTIVE OUTSTANDING NOTES

AUSTIN, TX, July 7, 2010 – American Achievement Group Holding Corp. (“Parent Holdings”), AAC Group Holding Corp. (“Intermediate Holdings”) and American Achievement Corporation (“AAC,” and together with Parent Holdings and Intermediate Holdings, the “Company”) each announced today that its previously announced tender offer (the “Offer”) for (i) Parent Holdings’ $52,562,667 outstanding principal amount of its 12.75% Senior PIK Notes due October 2012 (CUSIP No. 02369BAB2, 02369BAA4 and 02369BAE6) (the “Parent Holdings Notes”), (ii) Intermediate Holdings’ $131,500,000 outstanding principal amount of its 10.25% Senior Discount Notes due October 2012 (CUSIP No. 000305AB8 and 000305AC6) (the “Intermediate Holdings Notes”) and (iii) AAC’s $150,000,000 outstanding principal amount of its 8.25% Senior Subordinated Notes due April 2012 (CUSIP No. 02369AAE8 and 02369AAF5) (the “AAC Notes,” and together with the Parent Holdings Notes and the Intermediate Holdings Notes, the “Notes”) has terminated.  The condition to the Offer to consummate a debt financing by AAC, which was to include one or more series of notes and/or credit facilities, on terms and conditions satisfactory to AAC in its sole discretion, was not met and the Offer therefore terminated at 11:59 p.m., New York City time, on July 6, 2010.

The Tender Offer Consideration and Total Consideration (as defined in the Offer to Purchase) will not be paid or become payable to holders of Notes who validly tendered their Notes in connection with the Offer.  None of the Notes will be accepted for purchase or purchased in the Offer and all Notes previously tendered and not withdrawn will be promptly returned to their respective holders.

Goldman, Sachs & Co. acted as the dealer manager for the Offer. The depositary and information agent for the Offer was Global Bondholder Services Corporation. Questions regarding the termination of the Offer may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free).

This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes nor is this an announcement of an offer or solicitation of an offer to sell new securities.  The Offer does not constitute an offer to purchase any Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” or other laws.  No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in the Offer and, if given or made, such information or representation may not be relied upon as having been authorized by the applicable purchasers or the Dealer Manager.

About the Company:
Parent Holdings is the indirect parent company of Intermediate Holdings. Intermediate Holdings is the indirect parent company of AAC. AAC is a provider of products that forever mark the special moments of people’s lives. As the parent company of brands such as ArtCarved®, Balfour®, Keepsake® and Taylor Publishing, AAC’s legacy is based upon the delivery of exceptional, innovative products, including class rings, yearbooks, graduation products and affinity jewelry through in-school and retail distribution.

Media Contact:
Anna Cordasco/Brooke Gordon/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

This press release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties that could cause the transaction not to be consummated. Neither the Company nor any of its affiliates or representatives undertakes any obligation to revise or publicly update these forward-looking statements, whether as a result of new information or otherwise.